EXHIBIT 99.1

CONTACT:	Gary A. Harmon Chief Financial Officer (706) 876-5851 (gary.harmon@dixiegroup.com)

THE DIXIE GROUP TEMPORARILY SUSPENDS OPERATIONS

IN THE PATH OF HURRICANE IVAN

CHATTANOOGA, Tenn. (September 15, 2004) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that, due to threats posed by Hurricane Ivan, it has temporarily suspended operations at its carpet manufacturing and distribution facilities located in Atmore and Saraland, Alabama, as of noon Tuesday, September 14. The Company's Saraland facilities are located approximately 10 miles north of Mobile and its Atmore facility is located approximately 50 miles northeast of Mobile. The facilities will remain closed until the threat of the hurricane has passed.

Commenting on the announcement, Daniel K. Frierson, chairman and chief executive officer, said, "The National Hurricane Center currently is predicting that the hurricane will make landfall near Mobile, Alabama, early Thursday morning. Although we regret any inconvenience to our customers caused by the suspension of these operations, the safety of our associates is our number one priority."

Frierson added, "Although we do not anticipate any significant damage, our affected operations are adequately covered by property, casualty and business interruption insurance. Nevertheless, the full extent and impact of any disruptions are impossible to predict at this time."

The Company will release additional information as soon as it has had an opportunity to determine what effect, if any, the hurricane has had on its operations.

The Dixie Group 'www.thedixiegroup.com' is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.